TEMPLETON GLOBAL OPPORTUNITIES TRUST

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (“AGREEMENT”) made as of the 14th day of January, 2011, by and between TEMPLETON INVESTMENT COUNSEL, LLC (“TICL”), a Delaware limited liability company, and TEMPLETON ASSET MANAGEMENT LTD. (“TAML”), a corporation organized under the laws of and based in Singapore.

WITNESSETH

WHEREAS, TICL, pursuant to an investment management agreement dated as of February 28, 2006 (“Investment Management Agreement”), has been retained to render investment advisory services to Templeton Global Opportunities Trust (the “Fund”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, TICL and TAML are each registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment management services, as an independent contractor; and

WHEREAS, from time to time, members of the Fund’s portfolio management team will be employed by TAML, and TICL wishes to enter into this Agreement with TAML to enable such persons to perform their responsibilities as members of the Fund’s portfolio management team.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.    APPOINTMENT OF TAML

In accordance with and subject to the Investment Management Agreement, TICL hereby appoints TAML to perform portfolio selection services described herein for investment and reinvestment of the Fund’s investment assets, subject to the control and direction of the Fund’s Board of Trustees, for the period and on the terms hereinafter set forth. TAML accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. TAML shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or TICL in any way or otherwise be deemed an agent of the Fund or TICL.

2.     OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY TAML

(a) TAML shall provide the following services and assume the following obligations with respect to the Fund:

(1) The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Agreement and Declaration of Trust, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Fund and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Fund and by TICL. Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of TICL and the Fund’s Board of Trustees, TAML shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund.

(2) In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, TAML shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund’s investment portfolio or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for the Fund consistent with the investment goal(s) and related investment policies for the Fund as set forth in the Fund’s registration statement, as amended from time to time; and (3) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of TAML, of orders for such purchases and sales.

(3) In connection with the purchase and sale of securities of the Fund, TAML shall arrange for the transmission to TICL and the Custodian for the Fund on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund’s investment portfolio. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, TAML shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. TAML shall render such reports to TICL and/or to the Fund’s Board of Trustees concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as TICL or the Board may from time to time require.

(4) TAML shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the Fund’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, Securities Exchange Act of 1934 and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, TAML shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the SEC, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by TAML for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5) In placing orders or directing the placement of orders for the execution of portfolio transactions, TAML shall select brokers and dealers for the execution of the Fund’s transactions. In selecting brokers or dealers to execute such orders, TAML is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance TAML’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that TAML may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if TAML determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or TAML’s overall responsibilities to TAML’s discretionary accounts.

(b) TAML shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility. TAML will conform with all applicable rules and regulations of the SEC.

3.    EXPENSES

During the term of this Agreement, TAML will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities (including brokerage commissions, if any) purchased by the Fund.

4.    COMPENSATION

(a) In payment for the investment sub-advisory services to be rendered by TAML in respect of the Fund hereunder, TICL shall pay to TAML as full compensation for all services hereunder a fee equal to ninety percent (90%) of the advisory fee paid to TICL by the Fund, less any amount paid to the Fund’s other sub-advisor, Franklin Templeton Investments (Asia) Limited, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by TAML during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by TICL relating to the previous month.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

5.    RENEWAL AND TERMINATION

This Agreement shall become effective as of the date first written above and shall continue until April 30, 2012, and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Fund or (ii) a vote of a majority of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a vote of the majority of the Board of Trustees who are not interested persons of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to April 30 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given. This Agreement may be terminated at any time without payment of any penalty: (i) by the Fund’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ prior written notice to TAML, or (ii) by either party hereto upon sixty days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Management Agreement or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

6.    GENERAL PROVISIONS

(a) TAML may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither TAML nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by TAML of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of custodians or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, TAML against any liability to the Fund or to its shareholders to which TAML would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of TAML’s reckless disregard of its obligations and duties hereunder.

(b) TICL and the Fund’s Board of Trustees understand that the value of investments made for the Fund may go up as well as down and is not guaranteed and that investment decisions will not always be profitable. TAML has not made and is not making any guarantees, including any guarantee as to any specific level of performance of the Fund. TICL and the Fund’s Board of Trustees acknowledge that the Fund is designed for investors seeking international diversification and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by TAML are subject to various market and business risks, and that investing in securities of companies in foreign countries, including emerging market countries, involves special risks which are not typically associated with investing in U.S. companies. Risks include but are not limited to, foreign currency fluctuations, investment and repatriation restrictions, and political and social instability. Although TAML intends to invest in companies located in countries which TAML considers to have relatively stable and friendly governments, the Fund’s Board of Trustees accepts the possibility that countries in which TAML invests may expropriate or nationalize properties of foreigners, may impose confiscatory taxation or exchange controls, including suspending currency transfers from a given country, or may be subject to political or diplomatic developments that could affect investments in those countries.

(c) This Agreement shall not be or become effective unless and until it is or has been approved by (i) a vote of the Board of Trustees of the Fund or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the Agreement is also approved by a vote of the majority of the Board of Trustees who are not “interested persons” of any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting on such approval.

(d) TICL understands that TAML now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and TICL has no objection to TAML so acting, provided that TAML duly performs all obligations under this Agreement. TICL also understands that TAML may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by TAML with respect to the Fund. Nothing in this Agreement shall impose upon TAML any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which TAML or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(e) Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of TAML, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Fund, or person otherwise affiliated with the Fund (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(f) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(g) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address: TICL and the Fund at 500 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33394, Attention: Secretary, and TAML at 7 Temasek Blvd., Suntec Tower One, #38-03, Singapore 03897.

(h) TAML agrees to notify TICL of any change in TAML’s officers and directors within a reasonable time after such change.

(i) TICL will vote the Fund’s investment securities in accordance with its proxy voting policy and procedures. TAML shall not be responsible for any such voting.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

TEMPLETON INVESTMENT COUNSEL, LLC

By:	/s/GARY P. MOTYL
Gary P. Motyl President
Attest:	/s/ROBERT C. ROSSELOT
Robert C. Rosselot Vice President and Secretary

TEMPLETON ASSET MANAGEMENT LTD.

By:	/s/DENNIS LIM
Dennis Lim
Director

Attest:	/s/SHARON TAN
Sharon Tan
Corporate Counsel